Exhibit 99.1
Core Natural Resources Reports Fourth Quarter 2025 Results
Resumes longwall mining at Leer South, enters 2026 operating at targeted production rates
Completes transition to new seam at West Elk, enters 2026 operating at targeted production rates
Generates net cash provided by operating activities of $107.3 million and free cash flow1 of $27.0 million
Significantly increases contracted position in all segments, at prices projected to drive advantageous margins
Returns $26.8 million to stockholders, bringing the total returned to stockholders in 2025 to $245.1 million
CANONSBURG, Pa., Feb. 12, 2026 /PRNewswire/ -- Today, Core Natural Resources, Inc. (NYSE: CNR) (“Core” or the “company”) reported a net loss of $79.0 million, or ($1.54) per diluted share, in the fourth quarter of 2025. Additionally, Core reported adjusted EBITDA1 of $103.1 million in the quarter, which included fire extinguishment costs at Leer South and idle mine cash costs at Leer South and West Elk totaling $36.4 million, as well as a portion of the total insurance proceeds related to the Baltimore bridge collapse of $23.9 million. Revenues totaled $1.042 billion in Q4.
“During Q4, the Core team set the stage for a significant, value-driving step-change in both operational execution and financial performance in 2026,” said Jimmy Brock, Core’s chairman and chief executive officer. “With the return to form of our world-class Leer South and West Elk mines, Core expects to demonstrate operational excellence across the entire mining portfolio in 2026, while showcasing the substantial synergistic value created by last year’s merger. In addition, Core anticipates incremental insurance recoveries stemming from the combustion-related event at Leer South, buoying further the outlook for free cash flow generation and capital returns.”
“In short, Core is now poised to deliver on its full potential as a low-cost, diversified, logistically advantaged supplier of high-quality coal products to growing steel and industrial markets around the world, as well as to a resurgent U.S. power generation market,” Brock added. “Most importantly, the Core team continues to operate in tight alignment with our core values – safety and compliance, continuous improvement, and financial performance.”
Operational and Marketing Update
During the fourth quarter of 2025, Core’s high calorific value thermal coal segment had coal sales of 7.8 million tons, which was 9 percent higher than in Q3, and achieved realized coal revenue per ton sold1 of $58.11, which was modestly lower than in Q3 due principally to weaker pricing on seaborne shipments. The segment had cash cost of coal sold per ton1 of $41.42, which was adversely affected by higher maintenance-related expenses at the PAMC as well as still-depressed volumes at West Elk as that mine completed the transition to the B-Seam, where — as expected — both seam thickness and coal quality are proving to be markedly better.
In Core’s metallurgical segment, coking coal sales totaled 2.0 million tons in Q4 and thermal byproduct sales totaled 0.3 million tons, largely consistent with Q3 levels. The segment achieved realized coal revenue per ton sold1 for coking coal of $114.25 and realized coal revenue per ton sold1 for the thermal byproduct of $47.50, with realized coal revenue per ton sold1 for the metallurgical segment as a whole of $105.45. The metallurgical segment reported a cash cost of coal sold per ton1 of $103.49, reflecting the absence of longwall production at Leer South until late in the quarter.
In the Powder River Basin segment, sales volumes totaled 12.6 million tons in Q4, which was modestly lower than Q3’s strong shipment levels. Realized coal revenue per ton sold1 increased to $14.21, reflecting improving pricing on spot sales, and cash cost of coal sold per ton1 came in at $13.62, reflecting higher maintenance costs and lower fixed cost absorption quarter-over-quarter. On a year-over-year basis, both revenues and costs in the PRB segment were lower, largely due to the recently enacted reduction in the royalty rate for federal coal coupled with provisions in many existing contracts requiring that cost savings associated with certain policy-related changes be passed along to the customer.
During the quarter, the marketing team signed commitments for delivery in 2026 and future years — across the high calorific value thermal segment, the metallurgical segment, and the Powder River Basin segment — totaling more than 38 million tons, at prices projected to drive advantageous margins and healthy free cash flow. Core has now locked in a committed book of 2026 business totaling 23.5 million tons in the high calorific value thermal segment and 47.4 million tons in the Powder River Basin segment. Core has also signed commitments of approximately 6.7 million tons of coking coal, including 2.0 million tons for delivery to North American customers at a fixed price of around $125 per ton.
Financial, Liquidity, and Capital Return Update
In February 2025, Core announced a new capital return framework targeting the return to stockholders of around 75 percent of free cash flow1, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share.
During Q4 2025, Core generated net cash provided by operating activities of $107.3 million and free cash flow1 of $27.0 million. The company invested $21.7 million to repurchase 264,487 shares of its common stock at an average share price of $81.95. Core has now invested a total of $224.3 million to repurchase 3.1 million shares of common stock, or roughly 6 percent of total shares outstanding as of the program’s launch, at an average share price of $72.61, and a total of $245.1 million, inclusive of dividend payments, in the capital return program overall. During fiscal year 2025, Core returned approximately 100 percent of its free cash flow1 to stockholders via its capital return program. As of December 31, 2025, Core had $775.7 million of remaining authorization under its existing $1.0 billion share repurchase program.
In addition, the board declared a $0.10 per share quarterly dividend payable on March 16, 2026, to stockholders of record on March 2, 2026.
“Looking ahead, we expect strong and improving free cash flow generation in 2026, supported by an improved cost performance in our key operating segments, higher overall sales volumes, improving dynamics in major market segments, and incremental insurance proceeds stemming from the Leer South outage,” said Mitesh Thakkar, Core’s president and chief financial officer. “We expect that strong outlook to drive another year of robust capital returns to our stockholders, anchored by share repurchases.”
At December 31, 2025, Core had total liquidity of $948.9 million, including $432.2 million in cash and cash equivalents.
Market Update
Market dynamics appear to be strengthening in several of Core’s key market segments.
In 2025, U.S. utility coal consumption increased by an estimated 45 million tons, or around 12 percent, fueled by a second straight year of robust U.S. power demand growth. U.S. grid operators are preparing for that demand trajectory to continue through the remainder of the decade, spurred by the AI-driven data center build-out. With the U.S. coal fleet still operating at a capacity factor of less than 50 percent – and with the Trump Administration moving aggressively to ensure the long-term viability of the U.S. coal fleet – Core expects U.S. thermal coal demand to continue to climb.
In addition, global metallurgical coal markets appear to be shifting into better balance, effectuated by the continuing rationalization of high-cost supply as well as recent weather-related disruptions in Australia that serve to underscore the fragility of the global supply chain. Since the beginning of December, the price of premium low-vol coal in Queensland has increased by around 25 percent, to approximately $250 per metric ton. Looking ahead, Core expects the ongoing, steel-dependent build-out of Southeast Asian economies – along with sustained investment in new blast furnace capacity across that region – to support a constructive, long-term market outlook for high-quality coking coals.
Moreover, Core continues to capitalize on the ability to direct its sought-after and exceptionally high-rank thermal coals to the most advantageous segments of the seaborne market, even as the major market indices remain range-bound. In particular, Indian cement markets have strengthened markedly in recent weeks and are expected to continue to grow in the years ahead.
Outlook
“With Core’s mining portfolio at full strength and the vast majority of the merger-related operating synergies in full effect, we expect 2026 to mark an inflection point in Core’s operational and financial execution,” Brock stated. “We believe Core’s diversified portfolio of world-class assets – in concert with our extensive and strategic logistical network – positions us to capitalize on the most compelling market opportunities in the coal space, including resurgent power demand growth here in the United States, tightening global energy markets, and the ongoing infrastructure build-out in the developing world. Looking ahead, we expect to generate substantial amounts of free cash flow for deployment in our capital return program in future quarters, and to continue to showcase Core’s ability to generate stockholder value in a wide range of market environments.”

1 - Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and Realized Coal Revenue per Ton Sold and Cash Cost of Coal Sold per Ton are operating ratios derived from non-GAAP financial measures, each of which is reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures.”
2026 Guidance

	2026
	Tons	$ per ton
Sales Volume (in millions of tons)
Coking[1]	8.6 - 9.4
High C.V. Thermal[2]	30.0 - 32.0
Powder River Basin	47.0 - 50.0
Total	85.6 - 91.4

Metallurgical (in millions of tons)
Committed, Priced Coking	2.4	$119.93
Committed, Unpriced Coking	4.3
Total Committed Coking	6.7

Metallurgical Cash Cost of Coal Sold per Ton		$88.00 - $94.00

High C.V. Thermal (in millions of tons)
Committed, Priced[3]	23.4	$57.27
Committed, Unpriced	0.1
Total Committed High C.V. Thermal	23.5

High C.V. Thermal Cash Cost of Coal Sold per Ton		$38.00 - $39.50

Powder River Basin[4] (in millions of tons)
Committed, Priced	47.4	$14.15

Powder River Basin Cash Cost of Coal Sold per Ton		$13.00 - $13.50

Corporate (in $ millions)
Capital Expenditures	$325 - $375
Depreciation, Depletion and Amortization	$600 - $650
Cash Basis Selling, General and Administrative[5]	$85 - $100
Cash Tax Rate	0% - 5%
1 - Excludes thermal byproduct
2 - Includes crossover volumes
3 - Reflects inclusion of collared commitments
4 - Reflects the expected impact of the recently enacted royalty rate reduction on federal coal leases
5 - Excludes expenses related to non-cash stock-based compensation and other non-recurring adjustments

Note - Core is unable to provide a reconciliation of Metallurgical Cash Cost of Coal Sold per Ton, High C.V. Thermal Cash Cost of Coal Sold per Ton and Powder River Basin Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, without unreasonable efforts due to the unknown effect, timing and potential significance of certain income statement items.

Availability of Additional Information
Please refer to our website, www.corenaturalresources.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
Investors seeking our detailed financial statements can refer to the Annual Report on Form 10-K once it has been filed with the Securities and Exchange Commission (“SEC”).
About Core Natural Resources, Inc.
Core Natural Resources, Inc. (NYSE: CNR) is a world-class producer of high-quality metallurgical and high calorific value thermal coals for the global marketplace. Core’s highly skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns. Core was created in January 2025 via the merger of long-time industry leaders CONSOL Energy and Arch Resources and is based in Canonsburg, Pennsylvania.

Condensed Consolidated Statements of (Loss) Income

The following table presents condensed consolidated statements of (loss) income for the three months and years ended December 31, 2025 and 2024 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,042,465	$573,565	$4,164,775	$2,164,406

Costs and Expenses:
Cost of Sales (exclusive of items shown separately below)	934,475	378,937	3,544,817	1,431,432
Depreciation, Depletion and Amortization	179,242	58,353	621,067	223,526
General and Administrative Costs	56,571	37,555	214,856	115,224
Other Operating Income and Expense, net	(30,735)	60,832	(33,904)	43,224
	1,139,553	535,677	4,346,836	1,813,406

(Loss) Income from Operations	(97,088)	37,888	(182,061)	351,000

Interest Expense	(11,448)	(7,129)	(40,124)	(22,192)
Interest Income	5,593	5,078	25,890	19,223
Loss on Debt Extinguishment	—	—	(11,680)	—
Non-Service Related Pension and Postretirement Benefit Costs	(6,427)	(4,183)	(25,728)	(17,384)

(Loss) Earnings Before Income Tax	(109,370)	31,654	(233,703)	330,647
Income Tax (Benefit) Expense	(30,389)	833	(80,487)	44,242
Net (Loss) Income	$(78,981)	$30,821	$(153,216)	$286,405

(Loss) Earnings per Share:
Basic	$(1.54)	$1.04	$(2.98)	$9.65
Diluted	$(1.54)	$1.04	$(2.98)	$9.61

Condensed Consolidated Balance Sheets
The following table presents condensed consolidated balance sheets as of December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
ASSETS	(Unaudited)	(Unaudited)
Cash and Cash Equivalents	$432,174	$408,240
Trade Receivables, net	349,233	136,750
Other Current Assets	558,815	240,968
Total Current Assets	1,340,222	785,958
Total Property, Plant and Equipment—Net	4,386,882	1,921,699
Total Other Assets	402,949	171,886
TOTAL ASSETS	$6,130,053	$2,879,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Current Liabilities	$838,289	$518,684
Total Long-Term Debt	354,160	94,794
Total Deferred Credits and Other Liabilities	1,259,370	697,818
Total Stockholders’ Equity	3,678,234	1,568,247
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,130,053	$2,879,543

Condensed Consolidated Statements of Cash Flows
The following table presents condensed consolidated statements of cash flows for the three months and years ended December 31, 2025 and 2024 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (Loss) Income	$(78,981)	$30,821	$(153,216)	$286,405
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	179,242	58,353	621,067	223,526
Other Non-Cash Adjustments to Net (Loss) Income	(31,462)	10,749	(23,513)	14,184
Changes in Working Capital	38,511	21,387	(138,586)	(47,725)
Net Cash Provided by Operating Activities	107,310	121,310	305,752	476,390
Cash Flows from Investing Activities:
Capital Expenditures	(81,277)	(40,840)	(284,581)	(177,988)
Proceeds from Sales of Assets	1,000	76	7,514	7,396
Other Investing Activity	(3,664)	10,433	324,726	5,561
Net Cash (Used in) Provided by Investing Activities	(83,941)	(30,331)	47,659	(165,031)
Cash Flows from Financing Activities:
Net (Payments on) Proceeds from Long-Term Debt, Including Fees	(5,350)	(2,310)	67,290	(11,473)
Repurchases of Common Stock	(21,673)	—	(224,264)	(70,879)
Dividends and Dividend Equivalents Paid	(5,214)	(7,409)	(26,264)	(15,860)
Other Financing Activities	(1,551)	(3,333)	(16,553)	(8,873)
Net Cash Used in Financing Activities	(33,788)	(13,052)	(199,791)	(107,085)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(10,419)	77,927	153,620	204,274
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	611,581	369,615	447,542	243,268
Cash and Cash Equivalents and Restricted Cash at End of Period	$601,162	$447,542	$601,162	$447,542

Reconciliation of Non-GAAP Financial Measures
We define realized coal revenue as revenues reported in the Consolidated Statements of (Loss) Income less transportation costs, transloading revenues and other revenues not directly attributable to coal sales. We define realized coal revenue per ton sold as realized coal revenue divided by tons sold. The following table presents a reconciliation by reportable segment of realized coal revenue and realized coal revenue per ton sold to revenues, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended December 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Revenues	$545,336	$304,787	$182,956	$24,105	$2,996	$(17,715)	$1,042,465
Less: Adjustments to Reconcile to Segment Realized Coal Revenue
Transportation Costs, including Intersegment Transportation Costs	89,525	65,953	3,287	—	—	—	158,765
Intersegment Terminal Revenues	—	—	—	17,715	—	(17,715)	—
Non-Coal Revenues	—	—	—	6,390	2,996	—	9,386
Segment Realized Coal Revenue	$455,811	$238,834	$179,669	$—	$—	$—	$874,314
Tons Sold	7,844	2,265	12,647
Realized Coal Revenue per Ton Sold	$58.11	$105.45	$14.21
The following table presents a breakdown of the realized coal revenue per ton sold for the metallurgical segment between coking coal and thermal byproduct (in thousands, except per ton information):

	Three Months Ended December 31, 2025
	Coking Coal	Thermal Byproduct	Total Metallurgical Segment
Segment Realized Coal Revenue	$224,647	$14,187	$238,834
Tons Sold	1,966	299	2,265
Realized Coal Revenue per Ton Sold	$114.25	$47.50	$105.45
We evaluate our cash cost of coal sold on an aggregate basis by segment and our cash cost of coal sold per ton on a per-ton basis. Cash cost of coal sold includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold.

The following table presents a reconciliation by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Three Months Ended December 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Idle and Other	Eliminations	Consolidated
Cost of Sales	$425,553	$325,629	$175,539	$7,813	$17,656	$(17,715)	$934,475
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	73,605	64,158	3,287	—	—	—	141,050
Intersegment Transportation Costs	15,920	1,795	—	—	—	(17,715)	—
Cost of Sales from Idled Operations	11,124	25,262	—	—	9,501	—	45,887
Terminal Operating Costs	—	—	—	7,813	—	—	7,813
Other Non-Active Mining Costs	—	—	—	—	8,155	—	8,155
Segment Cash Cost of Coal Sold	$324,904	$234,414	$172,252	$—	$—	$—	$731,570
Tons Sold	7,844	2,265	12,647
Cash Cost of Coal Sold per Ton	$41.42	$103.49	$13.62
We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation and Merger-related expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business.
The following table presents a reconciliation by reportable segment of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended December 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal	Other and Corporate	Consolidated
Net Income (Loss)	$68,045	$(87,137)	$(519)	$14,842	$(74,212)	$(78,981)
Income Tax Benefit	—	—	—	—	(30,389)	(30,389)
Interest Expense, net	—	—	—	—	5,855	5,855
Depreciation, Depletion and Amortization	51,738	66,295	7,936	1,450	51,823	179,242
Other Adjustments	—	—	—	—	27,402	27,402
Adjusted EBITDA	$119,783	$(20,842)	$7,417	$16,292	$(19,521)	$103,129

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the Merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the company's asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures, since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

Three Months Ended December 31, 2025
Net Cash Provided by Operating Activities	$107,310

Capital Expenditures	(81,277)
Proceeds from Sales of Assets	1,000
Investments in Mining-Related Activities	(77)
Free Cash Flow	$26,956

Cautionary Statement Regarding Forward-Looking Statements
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “years ahead,” “look forward” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, uncertainties regarding the ability of Core to mine, upgrade, process, and extract REEs and CMs from its existing mines, including uncertainties regarding the financial impacts of such activities; risks related to the recently announced CEO transition; risks related to the prior occurrence of combustion-related activity at Core’s Leer South mine and the risk of future occurrences; the increase in combustion-related gases at Core’s Leer South mine; deterioration in economic conditions or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; decreases in coal consumption patterns for steel production, electric power generation and industrial applications; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; inflation could result in higher costs and decreased profitability; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; our inability to manage our operational footprint in response to changes in demand; failure to obtain or renew surety bonds or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and governance practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws, regulations, tariffs, executive orders or other trade measures; our inability to find suitable joint venture partners or acquisition targets or integrating the operations of future acquisitions into our operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the company and Arch Resources, Inc. will not be integrated successfully; the risk that the anticipated benefits of the merger may not be realized or may take longer to realize than expected; the risks related to new or existing tariffs and other trade measures; and other unforeseen factors.

All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.

Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Core does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Source: Core Natural Resources, Inc.
Contacts:
Investor:
Deck Slone, (314) 994-2766
investorrelations@coreresources.com
Media:
Erica Fisher, (724) 416-8292
media@coreresources.com